NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Names Samsung as Additional Defendant in Patent Infringement Suit

Jacksonville, Florida, August 21, 2014 -- ParkerVision, Inc. (NASDAQ: PRKR) announced today that it has amended its patent infringement complaint filed on May 1, 2014 against Qualcomm Incorporated (NASDAQ: QCOM), Qualcomm Atheros, Inc., HTC Corporation and HTC America, Inc. (case number 6:14-cv-00687). The amended complaint, filed today in the United States District Court for the Middle District of Florida, names Samsung Electronics Co. Ltd., Samsung Electronics America, Inc. and Samsung Telecommunications America, LLC (collectively “Samsung”) as additional defendants and furthermore adds four patents to the seven patents in the original complaint.

The four additional patents relate to frequency translations and methods and systems for down-converting an electromagnetic signal. The original seven patents in this case relate to radio frequency up-conversion of electromagnetic signals, systems for control of multi-mode, multi-band communications, baseband innovations including control and system calibration, and wireless protocol conversion.

ParkerVision is seeking unspecified monetary damages from the defendants as well as a permanent injunction. ParkerVision is also seeking a finding of willful infringement against Qualcomm based on its alleged prior knowledge of certain of the patents in this case.

ParkerVision’s Chairman and CEO, Jeffrey Parker, commented, “We anticipate serving this amended complaint on the named parties immediately. Since the original complaint was filed in this case, our team has continued to identify infringing products and evaluate our patent claims, resulting in the addition of Samsung and additional ParkerVision patents to this case. We are eager to serve this complaint and establish a trial calendar for this action.”

A copy of the amended complaint will be available on ParkerVision’s website at www.parkervision.com/company/public_relations/patent_litigation.php?case_id=2.

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies that enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption. For more information please visit www.parkervision.com. (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10K for the year ended December 31, 2013 and the Forms 10Q for the quarters ended March 31, 2014 and June 30, 2014. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Don Markley or
Chief Financial Officer	or	Glenn Garmont
ParkerVision, Inc.		The Piacente Group
904-732-6100, cpoehlman@parkervision.com		212-481-2050, parkervision@tpg-ir.com

###